[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

PREAMBLE

This Agreement (the "Agreement") is entered into on 4 of MAY 2005 ("Effective Date"), between GLOBALSTAR LLC with offices at 461 South Milpitas Blvd, Milpitas, California 95035 (hereinafter referred to as "Globalstar" or the "Seller") and GLOBALNET CORPORATION with offices at 2713 North Logrun Circle, The Woodlands, TX 77380 (herein refer to as "Globalnet" or "Customer").

RECITALS

WHEREAS, Globalstar owns and operates the Globalstar System, a system designed to provide satellite based wireless telecommunications services; and

WHEREAS, Globalstar has funded development of Simplex Data Service capability through implementation of simplex Appliques within the Globalstar System ground infrastructure to enable such service; and

WHEREAS, Globalnet desires to obtain from Globalstar Simplex Data Services in areas not currently offered or available; and

WHEREAS, Globalnet further desires to provide certain funding to assist Globalstar to accelerate the deployment of Appliques for availability of Simplex Data Services in selected locations in exchange for free usage of Simplex Data Services and other terms as set forth herein;

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

ARTICLE 0. DEFINITIONS

"Applique" shall mean a gateway receiver with associated hardware and software based on a software defined radio receiver (SDR) standard, including one set of on-site spares.

"Factory Acceptance Test or (FAT)" shall mean those tests approved by Globalstar to be performed by the Applique manufacturer at the manufacturer's facility prior to shipment.

"Designated Location" shall refer to an existing operational Globalstar gateway location for installation of an Applique, or a U.S. location for testing purposes.

"Globalstar System" refers to the low earth orbit satellite constellation and related earth-based centers owned and operated by Globalstar.

"Simplex Data Services" refers to the one-way transmission of low rate data from Simplex Transmitter Units through the Globalstar System.

"Simplex Transmitter Unit(s) or "STU" refers to a low rate modem device which utilizes corresponding Applique equipment which has been integrated into a remote telemetry unit authorized for use on the Globalstar System.

ARTICLE 1. SCOPE OF WORK/DELIVERABLE

1.1 The terms and conditions set forth in this Agreement covers the procurement, test and installation of six (6) Appliques to be installed at Designated Locations ("Deployment Appliques") and (1) Applique to be shipped to a U.S. facility for testing purposes ("Test Applique").

1.2 All Appliques to be procured under this Agreement shall be functionally equivalent to the five currently installed Appliques operating with the Globalstar System.

1.3 Globalstar shall provide the necessary technical engineering and support services to test and install Deployment Appliques at the Designated Locations. Globalstar will be responsible for shipping, insurance, importation and payment of associated duties and taxes assessed by the importing country for the Applique. Globalstar will ship the Test Applique to a Designated Location in the continental U.S.

1.4 Designated Locations for Appliques are as follows:

1.4.1. For Deployment Appliques:

[*] , Australia
[*] Koreas
[*] Italy
[*] Saudi Arabia
[*] Venezuela
[*] , Peru

1.4.2. For Test Applique:

US location - TBD

1.5 The parties will coordinate the appropriate deployment location sequence within 60 days after Agreement Effective Date.

ARTICLE 2. PERIOD OF PERFORMANCE

The first Applique is expected to be available for shipment from Applique manufacturer's facility approximately twenty (20) weeks from receipt of the required down payment with subsequent Applique units for shipment every two (2) weeks.

ARTICLE 3. PRICE

Customer shall pay Globalstar a total firm fixed price of U.S. Dollars **$3,345,300,**. Globalstar will be responsible for other cost such as royalties, license fees, taxes (including Value Added Tax), operations and maintenance fees as applicable for the Appliques. The parties agree that additional expenses, if any, to comply with specific in-country regulatory or certification requirements due to Customer's Designated Location will be separately quoted by Globalstar. Alternatively, the parties may mutually agree to redirect an Applique to another location.

ARTICLE 4. PAYMENT TERMS

4.1 Customer shall issue payment to Globalstar as follows:

Payment #	Milestone	Amount Due
1	Effective Date of Agreement	$959,490
2	Deployment Applique #1 - Completion of FAT	$319,830
3	Deployment Applique #1 - Completion of installation with one week of operations	$24,500
4	Deployment Applique #2 - Completion of FAT	$319,830
5	Deployment Applique #2 - Completion of installation with one week of operations	$24,500
6	Deployment Applique #3 - Completion of FAT	$319,830
7	Deployment Applique #3 - Completion of installation with one week of operations	$24,500
8	Deployment Applique #4 - Completion of FAT	$319,830
9	Deployment Applique #4 - Completion of installation with one week of operations	$24,500
10	Deployment Applique #5 - Completion of FAT	$319,830
11	Deployment Applique #5 - Completion of installation with one week of operations	$24,500

12	Deployment Applique #6 - Completion of FAT	$319,830
13	Deployment Applique #6 - Completion of installation with one week of operations	$24,500
14	Test Applique - Completion of FAT	$319,830

TOTAL PAYMENTS $3,345,300

4.2 Except for Payment #1, which shall be due within 10 days of invoice receipt, Payment will be made within 45 days following receipt of invoice from Globalstar.

4.3 If for any reason the installation location is delayed due to in-country legal or regulatory issues or a Designated Location has not been selected by Customer for shipment of the Applique beyond thirty (30) days after completion of FAT, Globalstar shall be entitled to invoice for and received payment of ninety percent (90%) of the price for the applicable Applique.

ARTICLE 5. FACTORY ACCEPTANCE TESTING

Globalstar will advise Customer ten (10) working days in advance of any scheduled Factory Acceptance Test of the Applique at the Applique manufacturer's facility. Customer, at its option and expense, may attend and witness the Factory Acceptance Tests along with Globalstar. Should Customer elect not to attend the scheduled Factory Acceptance Test, then Globalstar shall have the right to proceed without delay. Factory Acceptance Testing will be in accordance with the Factory Acceptance Test Procedure, herein enclosed as Exhibit A.

ARTICLE 6. SIMPLEX DATA SERVICE

6.1 In consideration of the payments under Article 4, Customer shall be afforded free wholesale airtime usage of Simplex Data Services, waiver of the wholesale monthly access fee and activation fee ("Free Usage") for up to three hundred (300) Simplex Transmitter Units per Applique. Such Free Usage shall be provided to Customer for a duration equal to the useful life of the current Globalstar System constellation providing such services.

6.2 Customer shall obtain at is own expense Simplex Transmitter Units. Since Customer is currently an authorized Globalstar Simplex Data Value Added Reseller ("Simplex Reseller"), Globalstar will credit the above Free Usage to Customer under its Simplex Reseller agreement unless Customer designates another reseller.

ARTICLE 7. TITLE AND USAGE

7.1 Upon full payment by Customer, Globalstar will convey title of the Appliques to Customer, subject to applicable laws and regulations of the country where an Applique is installed.

7.2 Notwithstanding anything to the contrary, Globalstar shall have free and unlimited commercial usage and control of the Applique at the Designated Location for Simplex Data Service and its operations within the Globalstar System.

ARTICLE 8. OPTIONAL ORDER

Consistent with the terms and conditions established in this Agreement, Customer may on or before December 31, 2005, purchase up to six (6) additional Appliques at a price of $483,000 each for Deployment Appliques or $458,500 each for Test Appliques. A discount of $1,600 per Applique will be provided if an order is for seven or more Appliques. Customer shall exercise this option by written notification to Globalstar with a 30% down payment of the purchase price.

ARTICLE 9. CHANGES

This Agreement may be amended by the mutual agreement of the parties regarding the scope of work to be performed, price, and/or period of performance. Any changes to the contract terms and conditions must be authorized in writing by the respective authorized representatives.

ARTICLE 10. PUBLIC RELEASE OF INFORMATION

The parties agree not to publish or issue news releases, articles, or prepared speeches, and other information releases concerning this Agreement or scope hereunder without the prior written approval of the other party. Such approval will not be unreasonably delayed or denied.

ARTICLE 11. PROPRIETARY INFORMATION

The parties agree not to publish or make known to other third parties any proprietary or confidential information developed by, or divulged to, the other party under this Agreement without first having received the written permission of the other party. The parties agree to treat such proprietary or confidential information with the same standard of protection that it would afford its own proprietary or confidential information. This provision of this Agreement will survive the completion or termination of this Agreement for a period of three years from the date of completion or termination.

ARTICLE 12. FORCE MAJEURE

Any delay and/or failure in performance shall not be deemed a breach hereof when such delay or failure is caused by or due to acts of God or causes beyond the reasonable control of the party charged with such performance hereunder, including but not limited to, fire, flood, accidents, explosions, acts of local, state and/or federal governments or acts of war, strikes, lockouts or other interference with work, or of a civil or military authority ("Force Majeure"). Should a delay become reasonably foreseeable, the party claiming Force Majeure shall notify the other party in writing specifying the nature and anticipated duration of the delay. Each party shall use its reasonable efforts to avoid or minimize the effects of delay or non-performance and the delivery schedules shall be amended to take into account the delay caused by the Force Majeure event.

ARTICLE 13. ASSIGNMENT AND DELEGATION

This Agreement may not be assigned, either in whole or in part, by either party without the express written approval of the other Party.

ARTICLE 14. GOVERNING LAW

This Agreement shall be construed and the rights of the parties shall be determined, in all respects, according to the laws of the State of California.

In witness whereof the Parties have agreed as above:

GLOBALSTAR LLC	GLOBALNET CORPORATION
By: [signature]	By: [signature]
Name: Kelly L. Rose	Name: PATRICIA A. KACZMAREK
Title: Director, Contracts	Title: SPECIAL PROJECTS Contracts officer
Date: 4 May 2005	Date: May 4, 2005